Exhibit (n)(5)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of AG Twin Brook Capital Income Fund of our report dated March 16, 2023 relating to the financial statements of AGTB Private BDC, which appears in AG Twin Brook Capital Income Fund's Annual Report on Form 10-K for the period ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 23, 2023